Exhibit 99.6

ADICET BIO, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

F3-1

ADICET BIO, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$18,264	$10,607
Short-term marketable debt securities	34,049	51,793
Accounts receivable—related party	10,000	—
Prepaid expenses and other current assets	4,683	1,786

Total current assets	66,996	64,186
Property and equipment, net	1,759	2,121
Restricted cash	4,282	4,282
Long-term marketable debt securities	—	10,588
Other non-current assets	1,459	410

Total assets	$74,496	$81,587

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,161	$1,052
Contract liabilities—related party, current	17,955	10,993
Accrued and other current liabilities	6,153	2,820

Total current liabilities	26,269	14,865
Contract liabilities—related party, net of current portion	4,463	10,890
Deferred rent, net of current portion	147	234
Redeemable convertible preferred stock warrant liability	1,968	1,881

Total liabilities	$32,847	$27,870

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $0.0001 par value; 99,363,444 shares authorized as of June 30, 2020 and December 31, 2019; 97,166,921 shares issued and outstanding as of June 30, 2020 and December 31, 2019; liquidation preference $128,195 as of June 30, 2020 and December 31, 2019	114,083	114,083
Stockholders’ deficit:
Common stock, $0.0001 par value; 140,200,938 shares authorized as of June 30, 2020 and December 31, 2019; 17,569,569 and 17,383,619 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	9,955	9,256
Accumulated deficit	(82,588)	(69,647)
Accumulated other comprehensive income	197	23

Total stockholders’ deficit	(72,434)	(60,366)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$74,496	$81,587

The accompanying notes are an integral part of these condensed consolidated financial statements.

F3-2

ADICET BIO, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Six months ended June 30,
	2020	2019
Revenue—related party	$9,465	$6,073
Operating expenses:
Research and development	15,709	10,837
General and administrative	9,943	4,222

Total operating expenses	25,652	15,059

Loss from operations	(16,187)	(8,986)
Interest income	551	285
Interest expense	(34)	—
Other income, net	50	1,920

Loss before income tax benefit	(15,620)	(6,781)
Income tax expense (benefit)	(2,679)	1

Net loss	(12,941)	(6,782)

Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(0.40)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,502,411	17,139,657

Other comprehensive income:
Unrealized gain on marketable debt securities, net of tax	174	16

Total other comprehensive income	174	16

Comprehensive loss	$(12,767)	$(6,766)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F3-3

ADICET BIO, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	40,094,850	$38,068	17,264,217	$2	$8,004	$(41,509)	$(13)	$(33,516)
Net loss	—	—	—	—	—	(6,782)	—	(6,782)
Issuance of Series A redeemable convertible preferred stock related to TRDF liability	67,656	88	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	61,159	—	16	—	—	16
Vesting of early exercised stock options	—	—	—	—	47	—	—	47
Stock-based compensation expense	—	—	—	—	474	—	—	474
Other comprehensive income	—	—	—	—	—	—	16	16

Balance at June 30, 2019	40,162,506	$38,156	17,325,376	$2	$8,541	$(48,291)	$3	$(39,745)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	97,166,921	$114,083	17,383,619	$2	$9,256	$(69,647)	$23	$(60,366)
Net loss	—	—	—	—	—	(12,941)	—	(12,941)
Issuance of common stock upon exercise of stock options	—	—	185,950	—	49	—	—	49
Stock-based compensation expense	—	—	—	—	650	—	—	650
Other comprehensive income	—	—	—	—	—	—	174	174

Balance at June 30, 2020	97,166,921	114,083	17,569,569	2	9,955	(82,588)	197	(72,434)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F3-4

ADICET BIO, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(12,941)	$(6,782)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	626	648
Stock-based compensation expense	650	474
Net amortization of premiums and accretion of discounts on investments	(29)	(112)
Change in fair value of redeemable convertible preferred stock tranche liability	—	(1,935)
Change in fair value of redeemable convertible preferred stock warrant liability	(57)	—
Changes in operating assets and liabilities:
Accounts receivable —related party	(10,000)	—
Prepaid expenses and other current assets	(2,897)	781
Other non-current assets	(748)	18
Accounts payable	1,114	561
Contract liabilities —related party	535	(6,073)
Deferred rent	(87)	(83)
Accrued and other current liabilities	3,476	(881)

Net cash used in operating activities	(20,358)	(13,384)

Cash flows from investing activities
Purchases of marketable debt securities	(5,700)	(2,442)
Proceeds from maturities of marketable debt securities	34,235	12,750
Purchases of property and equipment	(412)	(468)

Net cash provided by investing activities	28,123	9,840

Cash flows from financing activities
Proceeds from exercise of stock options	49	16
Deferred debt issuance costs	(157)	—

Net cash provided by (used in) financing activities	(108)	16

Net change in cash, cash equivalents and restricted cash	7,657	(3,528)
Cash, cash equivalents and restricted cash, at the beginning of the period	14,889	13,757

Cash, cash equivalents and restricted cash, at the end of the period	$22,546	$10,229

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets:
Cash and cash equivalents	$18,264	$5,947
Restricted cash	4,282	4,282

Cash, cash equivalents and restricted cash in condensed consolidated balance sheets	$22,546	$10,229

Supplemental disclosures of noncash investing and financing activities
Purchases of property and equipment included in accounts payable	$43	$93
Issuance of redeemable convertible preferred stock warrants in connection with the Loan Agreement	$144	$—
Exercise of TRDF Liability	$—	$88

The accompanying notes are an integral part of these condensed consolidated financial statements.

F3-5

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

1. Organization and Nature of the Business

Adicet Bio, Inc. (the “Company”) is a pre-clinical stage biotechnology company engaged in the design and development of a new generation of allogeneic immunotherapies for cancer and other diseases. The Company was incorporated in November 2014 in Delaware and is headquartered in Menlo Park, California.

Adicet Bio Israel Ltd. (formerly Applied Immune Technologies Ltd.) (“Adicet Israel”) is a wholly owned subsidiary of the Company and is located in Haifa, Israel. Adicet Israel was founded in 2006 and is a drug development company specializing in T-Cell Receptor-Like (“TCRL”) antibodies that are targeted to intracellular-derived peptides for a variety of therapeutic and diagnostic applications. During 2019, the Company consolidated its operations, including research and development activities, in the United States and as a result substantially reduced its operations in Israel.

On April 28, 2020, the Company entered into a definitive merger agreement with resTORbio, Inc. (“resTORbio”) to create a combined publicly-traded biotechnology company whose anticipated focus will be on the development of the Company’s off-the-shelf allogeneic gamma delta T cell therapies for oncology and other indications (see Note 10).

Liquidity

The Company has incurred significant net operating losses and negative cash flows from operations since inception and had an accumulated deficit of $82.6 million as of June 30, 2020. The Company has historically financed its operations primarily through a collaboration and licensing arrangement, as well as through the private placement of equity securities. To date, none of the Company’s product candidates have been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses and negative cash flows to continue for the foreseeable future, until such time, if ever, that it can generate significant sales of its product candidates currently in development.

Management believes that the Company’s cash, cash equivalents and marketable debt securities will not be sufficient for the Company to continue as a going concern for at least one year from the issuance date of these interim condensed consolidated financial statements. The Company believes that this raises substantial doubt about its ability to continue as a going concern. As a result, the Company will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives and have an adverse effect on its results of operations and future prospects.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

F3-6

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed consolidated financial statements and related disclosures have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The U.S. dollar is the functional and reporting currency of the Company and its subsidiary.

Unaudited Interim Financial Information

The accompanying condensed consolidated balance sheet as of June 30, 2020, the condensed consolidated statements of operations and comprehensive loss, the condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and condensed consolidated statements of cash flows for the six months ended June 30, 2020 and 2019 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June 30, 2020 and 2019. The financial data and other information disclosed in these notes related to the six months ended June 30, 2020 and 2019 are also unaudited. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period. The balance sheet as of December 31, 2019 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the interim condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Such estimates include the valuation of the redeemable convertible preferred stock warrant liability, redeemable convertible preferred stock tranche liability, the Technion Research and Development Foundation liability (“TRDF Liability”), term loan, deferred tax assets, useful lives of property and equipment, accruals for research and development activities, revenue recognition and stock-based compensation. Actual results could differ from those estimates. The current COVID-19 (coronavirus) pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which the coronavirus impacts the Company’s operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. COVID-19 may impact the timing of regulatory approval of the

F3-7

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

INDs for clinical trials, the enrollment of any clinical trials that are approved, the availability of clinical trial materials and regulatory approval and commercialization of our products. COVID-19 may also impact the Company’s ability to access capital, which could negatively impact short-term and long-term liquidity.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) under its Accounting Standard Codifications (“ASC”) or other standard setting bodies and adopted by the Company as of the specified effective date, unless otherwise discussed below.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued Accounting Standards Update (“ASU”) No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements. The new disclosure requirements include disclosure related to changes in unrealized gains or losses included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of each reporting period and the explicit requirement to disclose the range and weighted-average of significant unobservable inputs used for Level 3 fair value measurements. This ASU removes the requirement to disclose: the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level 3 fair value measurements. For all entities, this ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements and related disclosures.

3. Fair Value Measurements

The Company determines the fair value of financial and non-financial assets and liabilities using the fair value hierarchy which establishes three level of inputs that may be used to measure fair value, as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

F3-8

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	June 30, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$14,361	$—	$—	$14,361

Cash equivalents(1)	14,361	—	—	14,361
Asset-backed securities	—	18,024	—	18,024
Corporate debt securities	—	11,780	—	11,780
Commercial paper	—	4,245	—	4,245

Marketable debt securities	—	34,049	—	34,049

Total fair value of assets	$14,361	$34,049	$—	$48,410

Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$1,968	$1,968

Total fair value of liabilities	$—	$—	$1,968	$1,968

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$7,232	$—	$—	$7,232

Cash equivalents(1)	7,232	—	—	7,232
Asset-backed securities	—	19,598	—	19,598
Corporate debt securities	—	19,394	—	19,394
Commercial paper	—	17,892	—	17,892
U.S. Government agency bonds	—	5,497	—	5,497

Marketable debt securities	—	62,381	—	62,381

Total fair value of assets	$7,232	$62,381	$—	$69,613

Liabilities:
Redeemable convertible preferred stock warrant liability	$—	$—	$1,881	$1,881

Total fair value of liabilities	$—	$—	$1,881	$1,881

(1)	Included in cash and cash equivalents in the condensed consolidated balance sheets

F3-9

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

The following tables presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

Redeemable Convertible Preferred Stock Warrant Liability
Fair Value as of December 31, 2019	$1,881
Recognition of preferred stock warrant liability	144
Change in the fair value included in other income, net	(57)

Fair Value as of June 30, 2020	$1,968

	Redeemable Convertible Preferred Stock Tranche Liability	TRDF Liability
Fair Value as of December 31, 2018	3,113	142
Settlement	—	(88)
Change in the fair value included in other income, net	(1,918)	(17)

Fair Value as of June 30, 2019	$1,195	$37

The fair values of the redeemable convertible preferred stock tranche liability, the TRDF Liability and the redeemable convertible preferred stock warrant liability are based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair values of the redeemable convertible preferred stock tranche liability and the redeemable convertible preferred stock warrants, the Company used the Black-Scholes option-pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 13). The fair value of the redeemable convertible warrant liability was determined based on the fair value of the Company’s Series B redeemable convertible preferred stock. The fair value of the TRDF Liability was determined based on fair value of the Company’s Series A redeemable convertible preferred stock.

4. Marketable Debt Securities

The following tables summarizes the Company’s marketable debt securities (in thousands):

	June 30, 2020
	Amortized Cost	Unrealized Losses	Unrealized Gains	Fair Value
Asset-backed securities	$17,907	$—	$117	$18,024
Corporate debt securities	11,721	—	59	11,780
Commercial paper	4,224	—	21	4,245

Total	$33,852	$—	$197	$34,049

F3-10

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

	December 31, 2019
	Amortized Cost	Unrealized Losses	Unrealized Gains	Fair Value
Asset-backed securities	19,589	(1)	10	19,598
Corporate debt securities	19,387	(3)	9	19,393
Commercial paper	17,882	—	11	17,893
U.S. Government agency bonds	5,500	(3)	—	5,497

Total	$62,358	$(7)	$30	$62,381

The following table summarizes the Company’s marketable debt securities by contractual maturity (in thousands):

	June 30, 2020
	Amortized Cost	Fair Value
Within one year	$33,852	$34,049
After one year through five years	—	—
After five years	—	—

Total	$33,852	$34,049

The following table summarizes the classification of the Company’s marketable debt securities in the condensed consolidated balance sheets (in thousands):

	June 30, 2020	December 31, 2019
Short-term marketable debt securities	$34,049	$51,793
Long-term marketable debt securities	—	10,588

Total	$34,049	$62,381

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2020	December 31, 2019
Prepaid expenses	$1,184	$672
Tax receivable	3,400	722
Interest receivable	89	213
Other current assets	10	179

Total prepaid expenses and other current assets	$4,683	$1,786

F3-11

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

6. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	Useful life (years)	June 30, 2020	December 31, 2019
Laboratory equipment	3	$4,062	$3,872
	Lesser of useful life
Leasehold improvements	or lease term	1,395	1,327
Furniture and fixtures	3	260	68
Construction in progress	—	114	300
Computer equipment	3	42	42
Software	3	150	150

		$6,023	$5,759
Less: Accumulated depreciation and amortization		(4,264)	(3,638)

Property and equipment, net		$1,759	$2,121

Depreciation and amortization expense was $0.6 million for each of the six months ended June 30, 2020 and 2019. All of the Company’s property and equipment as of June 30, 2020 and December 31, 2019 was located in the United States.

7. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	As of June 30, 2020	As of December 31, 2019
Accrued compensation	$2,095	$1,359
Accrued research and development expenses	1,494	450
Accrued professional services	2,293	301
Accrued other liabilities	271	710

Total accrued and other liabilities	$6,153	$2,820

8. Regeneron License and Collaboration Arrangement

Agreement Terms

On July 29, 2016, the Company entered into a License and Collaboration Agreement with Regeneron Pharmaceuticals, Inc. (“Regeneron”) to develop engineered immune-cell therapeutics using the universal immune cell therapies platform, which was amended in April 2019, with such amendment becoming effective in connection with Regeneron’s investment in the Company’s Series B redeemable convertible preferred stock private placement transaction in July 2019 (as amended, the “Regeneron Agreement”).

The Company received a non-refundable upfront payment of $25.0 million from Regeneron upon execution of the Regeneron Agreement, an aggregate of $10.0 million of additional payments for research funding from Regeneron under the Regeneron agreement as of June 30, 2020. In June 2020, the Company achieved the

F3-12

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement and invoiced an amount of $10.0 million to Regeneron, which is presented as accounts receivable – related party on the condensed consolidated balance sheets as of June 30, 2020. The Company received the payment from Regeneron in July 2020 (See Note 18). In addition, Regeneron may have to pay the Company additional amounts in the future consisting of up to an aggregate of $100.0 million of option exercise fees as specified in the Regeneron Agreement. Regeneron must also pay the Company high single digit royalties as a percentage of net sales for immune cell therapeutics (“ICPs”) to targets for which it has exclusive rights, and low single digit royalties as a percentage of net sales on any non-ICP product comprising a targeting moiety generated by the Company through the use of Regeneron’s proprietary mice. The Company must pay Regeneron mid-single to low double digit, but less than teens, royalties as a percentage of net sales of ICPs to targets for which the Company has exercised exclusive rights, and low to mid-single digit royalties as a percentage of net sales of targeting moieties generated from the Company’s license to use Regeneron’s proprietary mice. Royalties are payable until the longer of the expiration or invalidity of the licensed patent rights or twelve (12) years from first commercial sale.

Revenue Recognition

For revenue recognition purposes, the Company determined that the duration of the contract is the same as the research term of five (5) years beginning on the execution of the Regeneron Agreement on July 29, 2016. The contract duration is defined as the period during which parties to the contract have present and enforceable rights and obligations. The Company determined that Regeneron faces significant in-substance penalties were it to terminate the Regeneron Agreement prior to the end of the research.

At contract inception, the Company determined a transaction price of the Regeneron consisting of the $25.0 million upfront payment and the aggregate research funding fees payable over the research term. In order to determine the transaction price, the Company evaluated all the payments to be received during the duration of the contract. Per the terms of the original Regeneron Agreement prior to the amendment effective from July 2019, the research funding fees were payable merely due to passage of time and therefore did not represent a variable consideration. After the amendment became effective in July 2019, certain of these fees became contingent upon the Company meeting certain development and regulatory milestones. Therefore, the Company concluded that after the amendment such potential payments became variable consideration the receipt of which was subject to substantial uncertainty and therefore excluded from the transaction price upon the effective date of the amendment. The Company will re-evaluate the transaction price if there is a significant change in facts and circumstances at least at the end of each reporting period. The Company increased the transaction price in June 2020 when it achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement, resulting in a recognition of cumulative revenue of $5.0 million during the six months ended June 30, 2020.

For the six months ended June 30, 2020 and 2019, the Company recognized $9.5 million and $6.1 million of license and collaboration revenue, respectively, representing revenue recognized under the Regeneron Agreement based on proportional performance.

F3-13

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

The following table presents changes in the Company’s contract assets and contract liabilities for the six months ended June 30, 2020 and 2019 (in thousands):

Six months ended June 30, 2020	Balance at beginning of period	Additions	Deductions(1)	Balance at end of period
Contract asset:	$—	$10,000	$ —	$10,000
Contract liability:	$21,883	$10,000	$(9,465)	$22,418

Six months ended June 30, 2019	Balance at beginning of period	Additions	Deductions(1)	Balance at end of period
Contract liability:	$22,878	$—	$(6,073)	$16,805
(1)	Deductions to contract liabilities relate to deferred revenue recognized as revenue during the reporting period.

Contract assets are reflected as accounts receivable—related party on the condensed consolidated balance sheet. The Company achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement in June 2020 and was entitled to receive a payment of $10.0 million from Regeneron. The Company received the payment from Regeneron in July 2020 (See Note 18).

Contract liabilities related to the Regeneron Agreement of $22.4 million and $16.8 million as of June 30, 2020 and as of June 30, 2019, respectively, which were comprised of the $25.0 million upfront payment, additional $5.0 million research funding fees in each of 2017 and 2018, and $10.0 million for achievement of the milestone for the selection of a clinical candidate to the second collaboration target in June 2020, less $22.6 million and $18.2 million of license and collaboration revenue recognized from the inception of the Regeneron Agreement as of June 30, 2020 and as of June 30, 2019, respectively, will be recognized as the combined performance obligation is satisfied.

9. Term Loan

On April 28, 2020, the Company entered into a Loan and Security Agreement with Pacific Western Bank for a term loan not exceeding $12.0 million (as amended, referred to as the “Loan Agreement”) to finance leasehold improvements for its new corporate headquarters in Redwood City, California and other purposes permitted under the Loan Agreement, with an interest rate equal to the greater of 0.25% above the Prime Rate (as defined in the Loan Agreement) or 5.00%. The Loan Agreement granted to Pacific Western Bank a security interest on substantially all of the Company’s assets other than intellectual property to secure the performance of the Company’s obligations under the Loan Agreement, and contains a variety of affirmative and negative covenants, including required financial reporting, limitations on certain dispositions of assets or distributions, limitations on the incurrence of additional debt or liens and other customary requirements. Pacific Western Bank consented to the delivery of audited consolidated financial statements that include a going concern explanatory paragraph by the Company’s independent registered public accounting firm for the year ended December 31, 2019 in accordance with the terms of the financial statement covenants set forth in the Loan Agreement. Therefore, as of June 30, 2020, the Company was in compliance with such covenants and had no indebtedness outstanding under the Loan Agreement.

In connection with the entering into the Loan Agreement, the Company issued Pacific Western Bank a warrant to purchase shares of its Series B redeemable convertible preferred stock at an exercise price of $1.4034 per share (referred to as the “Existing PacWest Warrant”), which was later assigned to an affiliate of Pacific Western Bank. The Existing PacWest Warrant is initially exercisable for 42,753 shares of the Company’s Series B redeemable convertible preferred stock and shall be exercisable for an additional number of shares of its Series

F3-14

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

B redeemable convertible preferred stock equal to 1.00% of the aggregate original principal amount of all term loans made pursuant to the Loan Agreement (up to an aggregate maximum of 128,259 shares). Pursuant to the terms of the Existing PacWest Warrant and the merger agreement (see Note 10), at the effective time of the merger, resTORbio will issue a new warrant to the holder of the Existing PacWest Warrant (referred to as the “New PacWest Warrant”) which will replace the Existing PacWest Warrant. The New PacWest Warrant will be exercisable solely for shares of resTORbio common stock and the number of shares of resTORbio common stock subject to the warrant shall be determined by multiplying (x) the number of shares of the Company’s capital stock that were subject to the Existing PacWest Warrant (on an as-converted basis with respect to shares of the Company’s preferred stock), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of resTORbio common stock. The per share exercise price for the resTORbio common stock issuable upon exercise of the New PacWest Warrant shall be determined by dividing (x) the exercise price per share of the Company’s capital stock subject to the Existing PacWest Warrant (on an as- converted basis), as in effect immediately prior to the effective time of the merger, by (y) the exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise set forth in the Existing PacWest Warrant shall continue in full force and effect in the New PacWest Warrant and the term, exercisability, vesting schedule and other provisions of the Existing PacWest warrant shall otherwise remain unchanged in the New PacWest Warrant.

Pursuant to the terms of the Loan Agreement, Pacific Western Bank has consented in principle to the consummation of the merger as a Permitted Transaction (as defined in the Loan Agreement) subject to certain conditions, including: (i) that the merger is consummated in accordance with the merger agreement (unless otherwise approved by Pacific Western Bank in writing), (ii) the Company providing copies of all material transaction documents to Pacific Western Bank, (iii) the Company providing any diligence materials reasonably requested by Pacific Western Bank, (iv) resTORbio entering into a secured guaranty agreement in form and substance satisfactory to Pacific Western Bank and granting Pacific Western Bank a security interest in substantially all of its assets other than its intellectual property and (v) resTORbio issuing the New PacWest Warrant to the holder of the Existing PacWest Warrant pursuant to the terms of the merger agreement and the Existing PacWest Warrant. If the conditions set forth in the consent provided by Pacific Western Bank are not satisfied, the Company would effectively need to terminate the Loan Agreement and repay any outstanding loan funds or refinance the facility with another lender.

The Company may request to draw upon the term loan at any time through the date eighteen months after the date of the Loan Agreement (“Availability End Date”), which is October 28, 2021. To date, no amounts have been drawn under the Loan Agreement.

The Company accounted for the fair value of the Existing PacWest Warrant issued and the debt issuance costs as a deferred asset on the consolidated balance sheet that will be amortized on a straight-line basis until Availability End Date in interest expenses.

Upon each draw of the term loan, the Company will derecognize the proportionate unamortized amount of the deferred asset and account for it as a debt discount to the drawn term loan. The debt discount will be presented in the consolidated balance sheet as a direct adjustment to the carrying value of the term loan. The debt discount will be amortized using the effective interest rate method over the term of the debt and recorded as an interest expense.

As of June 30, 2020, the deferred debt issuance costs were $0.3 million and are included in other non-current assets on the Company’s condensed balance sheet.

F3-15

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

10. Merger

On April 28, 2020, the Company entered into a definitive merger agreement with resTORbio to create a combined publicly-traded biotechnology company whose anticipated focus will be on the development of the Company’s off-the-shelf allogeneic gamma delta T cell therapies for oncology and other indications. Under the terms of the merger agreement, the Company will merge with a wholly owned subsidiary of resTORbio in an all-stock transaction (the “resTORbio Merger”). Under the exchange ratio formula in the merger agreement, immediately following the effective time of the resTORbio Merger, the former securityholders of the Company as of immediately prior to the effective time of the resTORbio Merger are expected to own approximately 75% of the outstanding shares of resTORbio’s common stock on a fully-diluted basis and securityholders of resTORbio as of immediately prior to the effective time of the resTORbio Merger are expected to own approximately 25% of the outstanding shares of resTORbio Common Stock on a fully-diluted basis (in each case excluding equity incentives available for grant). The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. Further, the Company was determined to be the accounting acquirer based upon the terms of the resTORbio Merger and other factors including: (i) the Company’s securityholders will own approximately 75% of the voting rights of the combined company (on a fully-diluted basis excluding equity incentives available for grant); (ii) the Company will designate a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) the terms of the exchange of equity interests based on the exchange ratio at the announcement of the resTORbio Merger factored in an implied premium to resTORbio’s stockholders. The composition of senior management of the combined company was determined to be a neutral factor in the accounting acquirer determination, as the combined company will leverage the expertise of the senior management of both companies.

On April 28, 2020, in connection with the resTORbio Merger the Company entered into a transition agreement with Anil Singhal, the Company’s Chief Executive Officer and President, pursuant to which Dr. Singhal will transition from his role as Chief Executive Officer and President of the Company prior to the closing of the resTORbio Merger to an advisory role immediately after the closing of the resTORbio Merger. In accordance with such agreement, Dr. Singhal is entitled to the following compensation, subject to his continued service through the completion of the resTORbio Merger and contingent on completion of the resTORbio Merger and his execution of a release of claims: (1) cash payments of (i) $470,000 within 60 days following the closing of the resTORbio Merger, (ii) an amount equal to his pro-rated bonus for the 2020 calendar year payable within 60 days following the closing of the resTORbio Merger, (iii) $250,000 payable in one lump sum on January 1, 2021 and (iv) $24,000 payable within 60 days following the closing of the resTORbio Merger, (2) 12 months’ of accelerated vesting of his unvested options to purchase the Company’s common stock upon completion of the resTORbio Merger, and (3) a 12-month post-termination exercise period following termination of his independent contractor services agreement, dated April 28, 2020 (the “ICSA”), subject to any earlier expiration of the options to purchase the Company’s common stock by their terms. In addition, Dr. Singhal is entitled to reimbursement of up to $15,000 of his reasonable and documented legal expenses incurred in connection with such transition agreement. Pursuant to such agreement, subject to Dr. Singhal’s continued service through the completion of the resTORbio Merger and contingent on completion of the resTORbio Merger, Dr. Singhal’s continued service for purposes of vesting of his options to purchase the Company’s common stock will continue until the earlier of (i) May 7, 2021 or (ii) termination of the ICSA, provided, however, if the ICSA is terminated early without cause, Dr. Singhal is entitled to accelerated vesting of unvested options that would have vested from the date of such termination through May 7, 2021. In addition, Dr. Singhal’s existing options acceleration provisions will terminate. Pursuant to the ICSA, Dr. Singhal will provide certain advisory services to the Company for a term of 12 months following the closing of the merger and is entitled to payments of $12,500 per month for such services.

F3-16

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

11. Commitments and Contingencies

Operating Leases

The future minimum lease payments under all non-cancelable operating lease obligations as of June 30, 2020 were as follows (in thousands):

2020 (remaining six months)	1,722
2021	3,518
2022	2,942
2023	2,798
2024	2,882
2025 and thereafter	16,328

Total	$30,190

In conjunction with the Menlo Park lease agreement, the Company issued a cash-collateralized letter of credit in lieu of security deposit of $0.2 million which cash-collateral is included in restricted cash on the balance sheets as of June 30, 2020 and December 31, 2019. In addition, the Company issued a cash-collateralized letter of credit for $4.1 million in 2018 for the new office lease in Redwood City and the cash-collateral is also included in the restricted cash balance as of June 30, 2020 and December 31, 2019.

Litigation

In connection with the Merger, a putative class action lawsuit has been filed against resTORbio, its directors, the Company, and Merger Sub by purported resTORbio stockholder Patrick Plumley. The lawsuit generally alleges that the resTORbio proxy statement/prospectus/information statement filed with the SEC on June 23, 2020 misrepresents and/or omits certain purportedly material information relating to financial projections, analysis performed by JMP, past engagements of JMP, and the process leading up to the execution of the Merger Agreement. The lawsuit seeks, among other things: an injunction enjoining consummation of the Merger, costs of the action, including plaintiff’s attorneys’ fees and experts’ fees, declaratory relief, and any other relief the court may deem just and proper. The Company believes the lawsuit to be without merit and plans to seek dismissal.

The Company is subject to claims and assessments from time to time in the ordinary course of business but is not aware of any such matters, individually or in the aggregate, that could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

12. Redeemable Convertible Preferred Stock

Under the Company’s Certificate of Incorporation, as amended, the Company’s redeemable convertible preferred stock is issuable in series. The Company’s Board of Directors is authorized to determine the rights, preferences and terms of each series.

As of June 30, 2020 and December 31, 2019, redeemable convertible preferred stock consists of the following (in thousands, except per share and share amounts):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	37,104,185	$1.20	37,104,185	$35,960	$44,525
Series A-1	629,633	1.20	629,633	447	756
Series A-2	2,428,688	1.20	2,428,688	1,749	2,914
Series B	59,200,938	1.4034	57,004,415	75,927	80,000

	99,363,444		97,166,921	$114,083	$128,195

F3-17

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

The original issuance price in the tables above reflect the stated issuance price per the respective purchase agreements.

Voting Rights

Each share of redeemable convertible preferred stock has the same voting rights as the number of shares of common stock into which it is convertible and vote together with the holders of common stock as a single class.

The holders of shares of Series A redeemable convertible preferred stock shall be entitled, voting separately as a single class, to elect two directors of the Company (the “Series A Directors”). The holders of shares of redeemable convertible preferred stock shall be entitled, voting separately as a single class on an as-converted basis, to elect two directors of the Company (together with the Series A Directors, the “Preferred Directors”). The holders of shares of common stock shall be entitled, voting separately as a single class, to elect one director of the Company. The holders of shares of common stock and convertible redeemable preferred stock shall be entitled, voting together, to elect the remaining directors of the Company.

Dividends

Holders of outstanding shares of Series B redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.1123 per share as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction (“recapitalizations”), payable in preference and priority to any declaration or payment of any distribution on Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any fiscal year unless the holders of the Series B redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B redeemable convertible preferred stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series B redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series B redeemable convertible preferred stock with respect to such fiscal year.

After payment of the full amount of any dividends payable described above, the holders of shares of Series A redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.096 per share as adjusted for any recapitalization adjustments, payable in preference and priority to any declaration or payment of any distribution on Series A-2 redeemable convertible preferred stock, Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any fiscal year unless the holders of the Series A redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A redeemable convertible preferred stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series A redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series A redeemable convertible preferred stock with respect to such fiscal year.

F3-18

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

After payment of the full amount of any dividends payable described above, the holders of shares of Series A-2 redeemable convertible preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the annual rate of $0.096 per share adjusted for any recapitalization adjustments, payable in preference and priority to any declaration or payment of any distribution on Series A-1 redeemable convertible preferred stock or common stock of the Company in such calendar year.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the Series B redeemable convertible preferred stock and Series A redeemable convertible preferred stock as indicated above) in any fiscal year unless the holders of the Series A-2 redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A-2 redeemable convertible preferred stock in an amount at least equal to all declared but unpaid dividends with respect to all outstanding shares of Series A-2 redeemable convertible preferred stock and the amount of the dividends then accrued on such share of Series A-2 redeemable convertible preferred stock with respect to such fiscal year.

After payment of the full amount of any dividends pursuant to the paragraphs above, any additional dividends shall be distributed among all holders of common stock and all holders of redeemable convertible preferred stock in proportion to the number of shares of common stock which would be held by each such holder if all shares of each such series of redeemable convertible preferred stock were converted to common stock at the then effective conversion rate.

Dividends are noncumulative, and none were declared as of June 30, 2020.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, or deemed liquidation event, either voluntary or involuntary (“Liquidation”), the holders of Series B redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other series of redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.4034, adjusted for any recapitalization adjustments for each outstanding share of Series B redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series B redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to the holders of Series B redeemable convertible preferred stock, the holders of Series A redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution from the assets of the Company to the holders of Series A-2 and A-1 redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any recapitalization adjustments, for each outstanding share of Series A redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to holders of Series B and A redeemable convertible preferred stock, the holders of Series A-2 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A-1 redeemable convertible preferred stock or common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any

F3-19

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

recapitalization adjustments, for each outstanding share of Series A-2 redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A-2 redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After full payment to holders of the Series B, A and A-2 redeemable convertible preferred stock, the holders of Series A-1 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock an amount per share equal to the greater of (i) the sum of $1.20, adjusted for any recapitalization adjustments, for each outstanding share of Series A-1 redeemable convertible preferred stock and an amount equal to all declared but unpaid dividends on such share and (ii) such amount per share as would have been payable had all shares of Series A-1 redeemable convertible preferred stock been converted into common stock pursuant to the conversion right immediately prior to such Liquidation (see below for the conversion rights).

After the payment to the holders of redeemable convertible preferred stock of the full preferential amounts specified above, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common Stock pro rata based on the number of shares of common Stock held by each such holder.

Conversion

Each share of redeemable convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for any recapitalization adjustments. If, after the issuance date of the Series B redeemable convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock without consideration or for a consideration per share less than the conversion price for a particular series of preferred stock (other than the Series A-1 redeemable convertible preferred stock) in effect immediately prior to the issuance of such additional shares of common stock, except for certain exceptions allowed, the conversion price of the redeemable convertible preferred stock would be adjusted. As of June 30, 2020, each series of the Company’s redeemable convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Each share of redeemable convertible preferred stock is convertible into common stock and automatically immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which is not less than $2.40 per share, as adjusted for recapitalization adjustments and which results in proceeds to the Company of at least $50 million in the aggregate (before deduction of underwriting discounts and commissions) (a “Qualified IPO”) or (ii) the Company’s receipt of a written request for such conversion from the holders of the majority of the then outstanding shares of redeemable convertible preferred stock as determined on an as-converted to common stock basis; provided, however, that in respect of (ii), the vote or written consent of the vote or written consent of the holders of a majority of the Series B redeemable convertible preferred stock, voting together as a single class on an as-converted basis shall also be required to effect such conversion solely in the event such conversion both: (A) is being effected in connection with a specific proposed Liquidation changing the allocation of proceeds distributable to the Company’s stockholders in such Liquidation and (B) would result in a holder of Series B redeemable convertible preferred stock receiving less in distributions from such transaction for a share of Series B redeemable convertible preferred stock in such Liquidation than such holder would have received if such conversion was not effected and the proceeds were distributed for such share in such Liquidation in accordance with liquidation preferences described above.

F3-20

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

Redemption and Balance Sheet Classification

The redeemable convertible preferred stock is recorded within mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

13. Redeemable Convertible Preferred Stock Warrant Liability

During the period from July 2019 to September 2019, in connection with the issuance of Series B redeemable convertible preferred stock, the Company issued to its financial advisor warrants to purchase 1,781,387 shares of Series B redeemable convertible preferred stock at an exercise price of $1.4034 per share (the “Series B Warrants”), which was accounted as preferred stock issuance costs.

The Series B Warrants will terminate at the earlier of the seven-year anniversary from the issuance date and Liquidation of the Company. These warrants have a settlement provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The Series B Warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

On April 28, 2020, in connection with the entering into the Loan Agreement, the Company issued Pacific Western Bank a warrant to purchase shares of Series B redeemable convertible preferred stock at an exercise price of $1.4034 per share, which was accounted as deferred debt issuance costs. Such warrant is initially exercisable for 42,753 shares of Series B redeemable convertible preferred stock and shall be exercisable for an additional number of shares of Series B redeemable convertible preferred stock equal to 1.00% of the aggregate original principal amount of all term loans made pursuant to the Loan Agreement (up to an aggregate maximum of 128,259 shares) (see Note 9).

The fair value of the Series B Warrants and the Existing PacWest Warrant were recorded on the date of issuance. The Series B Warrants and the Existing PacWest Warrant had a combined fair value of $2.0 million and $1.9 million as of June 30, 2020 and December 31, 2019, respectively. The change in fair value of $0.1 million during the six months ended June 30, 2020 was recorded as a component of other income, net in the condensed consolidated statement of operations and comprehensive loss.

The redeemable convertible preferred stock warrant liability was valued using the following assumptions under the Black-Scholes option-pricing model:

	June 30, 2020	April 28, 2020 (Issuance Date)	December 31, 2019
Stock price	$1.48	$1.44	$1.40
Expected term (years)	6.07 - 6.83	7.00	6.57 - 6.74
Expected volatility	80.31% - 82.58%	91.17%	82.1% - 93.3%
Risk-free interest rate	0.40% - 0.47%	0.52%	1.53% - 1.93%
Dividend yield	0%	0%	0%

Assumptions under the Black-Scholes option-pricing model on April 28, 2020 relates only to Existing PacWest Warrant.

F3-21

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

14. Stock-based Compensation

A summary of stock option activity for the six months ended June 30, 2020 is set forth below (in thousands, except share and per share data):

		Outstanding Awards
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, December 31, 2019	5,267,201	15,005,410	$0.50	8.53	$5,812
Options granted	(65,000)	65,000	$0.74
Options exercised		(185,950)	$0.26
Options forfeited or cancelled	11,939	(11,939)	$0.28

Outstanding, June 30, 2020	5,214,140	14,872,521	$0.51	8.09	$12,094

Shares exercisable June 30, 2020		7,344,611	$0.37	7.15	$6,980
Vested and expected to vest, June 30, 2020		14,872,521	$0.51	8.09	$12,094

Total stock-based compensation expense recognized was as follows (in thousands):

	Six months ended June 30,
	2020	2019
Research and development	$174	$137
General and Administrative	476	337

Total Stock-based compensation	$650	$474

F3-22

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders, which excludes unvested restricted shares and shares which are legally outstanding, but subject to repurchase by the Company (in thousands, except share and per share data):

	Six months ended June 30,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(12,941)	$(6,782)

Denominator:
Weighted-average shares outstanding	17,502,411	17,291,592
Less: weighted-average unvested restricted shares and shares subject to repurchase	—	(151,935)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,502,411	17,139,657

Net loss per share attributable to common stockholders, basic and diluted	$(0.74)	$(0.40)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:

	June 30,
	2020	2019
Redeemable convertible preferred stock	97,166,921	40,162,506
Options to purchase common stock	14,872,521	10,751,526
Redeemable convertible preferred stock tranche liability and TRDF obligation	—	5,926,838
Redeemable convertible preferred stock warrants	1,824,140	—

Total	113,863,582	56,840,870

16. Income Taxes

The Company recorded an income tax benefit of $2.7 million during the six months ended June 30, 2020.

The income tax benefit during the six months ended June 30, 2020 was generated as a result of the recognition of net operating loss carryback under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which was enacted on March 27, 2020 in response to the COVID-19 (coronavirus) pandemic and generates a refund of income taxes paid for the year ended December 31, 2017. The Company records the effect of an enacted change in a tax law in the period that includes the enactment date in accordance with ASC 740, Income Taxes.

The tax relief measures under the CARES Act for businesses include a five-year net operating loss carryback, suspension of annual deduction limitation of 80% of taxable income from net operating losses

F3-23

ADICET BIO, Inc.

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

generated in a tax year beginning after December 31, 2017, changes in the deductibility of interest, acceleration of alternative minimum tax credit refunds, payroll tax relief, and a technical correction to allow accelerated deductions for qualified improvement property.

The Company maintains a full valuation allowance against its net deferred tax assets due to the Company’s history of losses as of June 30, 2020.

17. Related Party

As of June 30, 2020 and December 31, 2019, Regeneron owned 7,125,552 shares of the Company’s redeemable convertible preferred stock, respectively. Regeneron became a related party in July 2019 as a result of Series B redeemable convertible preferred stock financing. For the six months ended June 30, 2020 and June 30, 2019, the Company recorded revenue of $9.5 million and $6.1 million, respectively, and as of June 30, 2020, the Company recorded accounts receivable of $10.0 million and deferred revenue of $22.4 million related to the Regeneron Agreement. See Note 8 for a discussion of the Regeneron Agreement.

18. Subsequent Events

For its interim condensed consolidated financial statements as of June 30, 2020 and for the six months then ended, the Company evaluated subsequent events through August 12, 2020, the date on which those financial statements were issued.

On July 14, 2020, the Company’s Board of Directors confirmed that the conditions for Dr. Singhal’s Second Target Milestone Option (as defined in Dr. Singhal’s employment agreement with the Company) had been fulfilled as the Company achieved the milestone for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement. Subject to approval by the Company’s Board of Directors, Dr. Singhal is entitled to receive an option to purchase 182,056 shares of Adicet common stock following the closing of the Merger at an exercise price equal to the fair market value of the combined company’s common stock on the date of grant.

On July 30, 2020, the Company received a payment of $10.0 million from Regeneron for the selection of a clinical candidate to the second collaboration target under the Regeneron Agreement during June 2020.

F3-24